UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 9, 2014

PRECISION OPTICS CORPORATION, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-10647	04-2795294
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22 East Broadway, Gardner, Massachusetts	01440
(Address of principal executive offices)	(Zip Code)

(978) 630-1800

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On July 9, 2014, Mr. Richard E. Forkey resigned from our Board of Directors. Mr. Forkey shall continue to stay involved with our Company as the Founder and Chairman Emeritus.

Mr. Forkey founded the Company in 1982 and spent the next thirty years turning his vision into a reality. During this time he served in many positions including Clerk, Treasurer, CEO, Director, and Chairman of the Board. He was the visionary behind our Company and has been instrumental in the development of our proprietary technologies, having invented or co-invented the technology behind over fifty patents and patent applications assigned to our Company.

Under Mr. Forkey’s leadership, Precision Optics developed innovative optical systems that fueled advances in many different fields – from the world’s first sterilizable endocouplers developed in the early 1980s to the night vision optics used by the US military in the early 1990s to the world’s first 3D endoscope used for robotic surgery in the late 1990s. More recently, Mr. Forkey’s vision for smaller, less intrusive optical devices for use in medical diagnostics and surgical procedures, has resulted in optical systems and endoscopes as small as a couple hundred microns. Thanks to Mr. Forkey’s leadership, perseverance and unrelenting desire to develop and manufacture products that are the best in the world, and often the first of their kind, today our Company is recognized as an innovative leader in the design and manufacture of world class medical optical devices.

We are grateful to Mr. Forkey for his service and dedication to our Company. As he steps down from the Board, we are pleased that he will continue to share his vision and passion as the Founder and Chairman Emeritus.

Appointment of New Directors

On July 9, 2014, our Board of Directors appointed Dr. Kenneth S. Schwartz, MD and Peter H. Woodward as directors of our Company and Mr. Woodward as Chairman of the Board.

Dr. Schwartz is currently the Medical Director at New York Radiology Alliance, a position he has held since October 2010, and the Director of the Radiology Residency Program at Brookhaven Memorial Hospital Medical Center. He was the founding and managing Partner of S and D Medical LLP, a 60 person radiology group providing radiology services to eleven hospitals and imaging centers in the New York metropolitan area, for over ten years until he sold the Practice in 2010. He has served on the Board of Directors at ARKS Radiology Management, Inc. since June 1999 and serves on the Board of Trustees at the Brookhaven Memorial Hospital Medical Center. Dr. Schwartz also served as the Adjunct Clinical Associate Professor in the Department of Medical Imaging at the New York Institute of Technology in the College of Osteopathic Medicine from July 2007 to July 2012. Dr. Schwartz earned a BS from Brooklyn College and a Medical Degree from Albert Einstein College of Medicine. He was a Diagnostic Radiology Resident at North Shore University Hospital in the Memorial Hospital-Sloan Kettering Cornell Cooperating Program.

Mr. Woodward is the founder of MHW Capital Management, LLC (“MHW”), a position he has held since September 2005. MHW specializes in large equity investments in public companies implementing operating strategies to significantly improve their profitability. From 1996 to 2005, Mr. Woodward was the Managing Director for Regan Fund Management, LLC. He currently serves as the Chairman of the Board and member of the Audit Committee for Cartesian, Inc. and TSS, Inc. Mr. Woodward holds a BA in economics from Colgate University and a Masters of International Affairs with a concentration in international economics and finance from Columbia University. He is also a Chartered Financial Analyst.

Both Dr. Schwartz and Mr. Woodward were appointed in connection with the sale and purchase agreement between the Company and accredited investors reported on the Company’s Periodic Report on Form 8-K filed July 7, 2014. Pursuant to the Agreement, the Company is required to appoint two qualified individuals named by Hershey Strategic Capital LP to the Company’s Board of Directors. Those individuals shall serve for three years or until resignation, whichever is earlier.

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Item 5.03.	Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year.

On July 9, 2014, our Board of Directors approved an amendment to our Bylaws. The Bylaws now provide that the Board of Directors shall consist of six directors, rather than five. Additionally, the Bylaws were revised to state that the Chairman of the Board is not required to be an officer of the Company. Massachusetts law provides for a staggered Board by default; however, the Board of Directors believed it would add clarity to revise the Bylaws to explicitly state that the Company has a staggered Board.

Item 9.01	Financial Statements and Exhibits.

3.1	Amended and Restated Bylaws effective July 9, 2014 (filed herewith).

10.1	Purchase Agreement by and among the Company and Investor, dated June 30, 2014 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 7, 2014 and incorporated herein by reference).

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precision Optics Corporation, Inc.
(Registrant)

Date	July 11, 2014

/s/ Joseph N. Forkey
(Signature) Name: Joseph N. Forkey Title: Chief Executive Officer

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